                                                                      EXHIBIT 11


                                 CELERITEK, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                           Three months ended        Six months ended
                                                             September 30,             September 30,
                                                        --------------------        --------------------
PRIMARY                                                  1997          1996          1997          1996
-------                                                 ------        ------        ------        ------
Net income .....................................        $1,053        $1,026        $2,009        $1,931
                                                        ======        ======        ======        ======

Common and common equivalent shares outstanding:
    Common Stock ...............................         7,115         7,009         7,107         6,981
    Options ....................................           347           327           307           349
                                                        ------        ------        ------        ------
Common and common equivalent shares used in
  computing per share amounts ..................         7,462         7,336         7,414         7,330
                                                        ======        ======        ======        ======
Net income per share ...........................        $ 0.14        $ 0.14        $ 0.27        $ 0.26
                                                        ======        ======        ======        ======


                                                         Three months ended          Six months ended
                                                            September 30,              September 30,
                                                        --------------------        --------------------
FULLY DILUTED                                            1997          1996          1997          1996
-------------                                           ------        ------        ------        ------
Net income .....................................        $1,053        $1,026        $2,009        $1,931
                                                        ======        ======        ======        ======

Common and common equivalent shares outstanding:
    Common Stock ...............................         7,115         7,009         7,107         6,981
    Options ....................................           439           339           366           358
                                                        ------        ------        ------        ------
Common and common equivalent shares used in
  computing per share amounts ..................         7,554         7,348         7,473         7,339
                                                        ======        ======        ======        ======
Net income per share ...........................        $ 0.14        $ 0.14        $ 0.27        $ 0.26
                                                        ======        ======        ======        ======



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